Shareholder Letter Q1 2023

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Dear Shareholders, The first quarter of 2023 was strong, clocking solid performance across our key metrics. Notwithstanding persistent inflation and heightened frequency of severe weather events, the primary dials with which we monitor our business all moved in the right direction: • Growing Top Line In Force Premium ("IFP") topped $653 million, a 56% - or $234 million - increase YoY. • Declining Loss Ratio Gross loss ratio was 87%, down from 89% in Q4 and 94% in Q3 22. • Strong unit economics Annual Dollar Retention ("ADR") hit a new all-time-high of 87%, up 5 percentage points YoY, while Premium Per Customer jumped 26%. • Improving Bottom Line At ($51) million, Adjusted EBITDA saw an 11% improvement YoY, while Net Loss, at ($66) million, registered a 12% improvement. Three bits of color commentary: 1. Our loss ratio continued its downward journey despite the unseasonably high number of catastrophic weather events ("CAT") in Q1. Indeed, an ex-CAT picture shows that our underlying loss ratio is improving faster than our headline loss ratio suggests. 3

While we have line of sight to our target loss ratios, we believe this destination is still several quarters away. As outlined previously, we will continue to constrain our growth until our loss ratio is within that range. 2. Despite our reiterated intention to proactively slow growth until more of our price changes are approved, as our Q1 results and Q2 guidance demonstrate, we haven’t mastered this maneuver quite yet. While we aim to slow down further as the year progresses, we are modestly raising our IFP guidance for the year, from $695m-$700m to $700m-$705m. 3. The quarter’s sizable and concurrent improvements in both top and bottom lines evidence considerable progress along our path to profitability. Accordingly, we are now projecting a significant improvement to Adjusted EBITDA, and are raising our annual guidance from ($245m-$240m) to ($205m-$200m). 4

Lemonade <3 AI It’s in vogue to talk-up AI in earnings calls, though for Lemonade the power of AI and chatbots isn’t a recent revelation - it’s the foundation upon which our company was founded. Lemonade launched in the fall of 2016, and three months later we claimed a new world record when ‘AI-Jim’ paid a theft claim in 3 seconds. At the time, we spotlighted how AI “works at the speed of light, 24/7, but costs only a few pennies in electricity bills” enabling both “the best service” and “the best price tag.” Today, close to half our claims are settled this way. In 2017 we wrote "The Rise Of The Autonomous Organization", outlining how organizations like ours will use AI to unchain revenue growth from headcount growth, with AI taking over ever more repetitive and time consuming tasks. At the same time we also published "AI Eats Insurance: Exactly why Artificial Intelligence will transform insurance, and exactly how," outlining our vision for how AI not only provides superior service at a lower cost, but how it will ultimately transform the core of insurance: quantifying and selecting risk. In the intervening years we’ve made huge strides in realizing this vision, and during our November 2022 Investor Day, we shared how our LTV6 model - approximately a million-parameter AI able to predict churn, claims and cross sells for every prospect - is already offering unprecedented levels of insight and precision. We’ve since upgraded LTV7, with LTV8 expected later this quarter. While insurance has a built in time-lag (AI’s findings are reconstituted as regulatory filings, which are then reviewed, approved, and begin to earn in) - the impact of these technologies is increasingly evident in our results. 5

The broad, recent excitement around AI is on point. Our competitors presumably share in this excitement, but unless they built their company for this moment, we expect its impact will be somewhat muted. Broker-based distribution, siloed systems, disparate databases, and a motley collection of off-the-shelf applications - all these are kryptonite for AI. In contrast, Lemonade was built for this moment. Eight years ago, at our founding, we made a bet on chat interfaces, AI and bots. We posited that if we built our company atop these technologies, as they advance, our structural advantage would grow in tandem. We architected our company accordingly: our pricing is the product of machine learning, our knowledge base is stored in vector databases, our tech stack is API based, ours is an engineering culture, and we sell almost all of our policies and assimilate almost all of our claims, using chat and AI. Generative AI, in short, is not a course change for us - it’s an accelerant along the very course we set at our inception. As to the impact of generative AI on our business, we will share specifics in time. For now, we want to highlight our assessment that in the coming 18 months we expect to see meaningful savings in our cost structure. We have identified over 100 business processes that generative AI can automate and improve, and prototyped dozens of them already. To be sure, generative AIs still have issues and so we will be thoughtful as to where and how we integrate them into our production environment. We will always prioritize ensuring our use of AI adheres to high compliance and fairness standards. Nevertheless, the first of our generative-AI-based automations will make their way into production within weeks, and we expect the benefits of these, as well as subsequent rollouts, to be somewhat impactful on our financials late this year (already reflected in our updated Adjusted EBITDA guidance), and more significantly impactful in 2024 and beyond. 6

Reinsurance Upgrade On June 30, 2023, our current quota share reinsurance agreement expires - though, as it is ‘risk attaching’, it will sunset gradually over the subsequent 12 months. Our reinsurance needs have evolved considerably since this agreement incepted 3 years ago: Lemonade is now severalfold larger and more diversified, and we believe we are far better equipped to predict the predictable, and absorb the unpredictable. In light of this, in our November Investor Day we shared the broad strokes outline of how we plan to evolve our reinsurance strategy, with a continued focus on capital efficiency. This view still encapsulates our thinking and expectations: Source: Slide from our Investor Day, November 2022 7

In the intervening months, discussions with regulators and reinsurers have validated our planned mix of risk retention, ceding to a captive, and commercial reinsurance. We now have a finely tuned construct, that we believe best balances capital efficiency with profit maximization. Once the accompanying deals are inked in the coming weeks, we will share all the specifics. 8

Q1 2023 Results, KPIs and Non-GAAP Financial Measures In Force Premium IFP, defined as the aggregate annualized premium for customers as of the period end date, increased by 56% to $653.3 million as compared to the first quarter of 2022, due to a 23% increase in the number of customers and a 26% increase in premium per customer. Customers Customer count increased by 23% to 1,856,012 as compared to the first quarter of 2022. Premium per Customer Premium per customer, defined as in force premium divided by customers, was $352 at the end of the first quarter, up 26% from the first quarter of 2022. Annual Dollar Retention ADR, defined as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn, was 87% at the end of the quarter, an increase of 5 percentage points from first quarter of 2022. Gross Earned Premium First quarter gross earned premium of $154.2 million increased by $58.2 million or 61% as compared to the first quarter of 2022, primarily due to the increase of in force premium earned during the quarter. 9

Revenue First quarter revenue of $95.2 million increased by $50.9 million or 115% as compared to the first quarter of 2022, primarily due to the increase of gross earned premium during the quarter, and to a lesser extent, a reduction in the proportion of earned premium ceded to reinsurers. Gross Profit First quarter gross profit of $16.5 million increased by $6.3 million or 62% as compared to the first quarter of 2022, primarily due to an overall increase in total revenue in the period. Adjusted Gross Profit First quarter adjusted gross profit of $20.6 million increased by $4.3 million or 26% as compared to the first quarter of 2022, primarily due to an overall increase in total revenue in the period. Adjusted gross profit is a non-GAAP metric. Reconciliations of GAAP to non- GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this letter and the reasons for their use, are presented at the end of this letter. Operating Expense Total operating expense, excluding net loss and loss adjustment expense, in Q1 increased by $3.8 million to $96.3 million as compared to $92.5 million in the first quarter of 2022. Net Loss Net loss in Q1 was $65.8 million, or $(0.95) per share, as compared to $74.8 million, or $(1.21) per share, in the first quarter of 2022. 10

Adjusted EBITDA Adjusted EBITDA loss of $50.8 million improved by $6.6 million as compared to an EBITDA loss of $57.4 million in the first quarter of 2022, primarily due to an overall increase in total revenue in the period. Adjusted EBITDA is a non-GAAP metric. Reconciliations of GAAP to non- GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this letter and the reasons for their use, are presented at the end of this letter. Cash & Investments The Company’s cash, cash equivalents, and investments totaled approximately $993 million at March 31, 2023, reflecting primarily the $46 million of net cash used in operations since December 31, 2022. As of March 31, 2023, approximately $358 million in cash, cash equivalents, and investments, was held in accounts owned by our US and Dutch insurance company subsidiaries. Most of this cash is available to our insurance companies to use in their ordinary course of business, for example to pay for claims, reinsurance and services from affiliated and unaffiliated companies. Approximately $148 million is held as regulatory surplus. 11

Key Operating and Financial Metrics Three Months Ended March 31, 2023 2022 ($ in millions, except Premium per customer) Customers (end of period) 1,856,012 1,504,197 In force premium (end of period) $ 653.3 $ 419.0 Premium per customer (end of period) $ 352 $ 279 Annual dollar retention (end of period) 87% 82% Total revenue $ 95.2 $ 44.3 Gross earned premium $ 154.2 $ 96.0 Gross profit $ 16.5 $ 10.2 Adjusted gross profit $ 20.6 $ 16.3 Net loss $ (65.8) $ (74.8) Adjusted EBITDA $ (50.8) $ (57.4) Gross profit margin 17% 23% Adjusted gross profit margin 22% 37% Ratio of Adjusted Gross Profit to Gross Earned Premium 13% 17% Gross loss ratio 87% 90% Net loss ratio 93% 89% 12

Guidance Second Quarter 2023 We expect: • In force premium at June 30, 2023 of $665 - $668 million • Gross earned premium of $156 - $158 million • Revenue of $96 - $98 million • Adjusted EBITDA loss of ($58) - ($55) million • Stock-based compensation expense of approximately $15 million • Capital expenditures of approximately $3 million • Weighted total common shares outstanding of approximately 70 million Full Year 2023 We expect: • In force premium at December 31 of $700 - $705 million • Gross earned premium of $645 - $650 million • Revenue of $392 - $396 million • Adjusted EBITDA loss of ($205) - ($200) million • Stock-based compensation expense of approximately $60 million • Capital expenditures of approximately $12 million • Weighted total common shares outstanding of approximately 70 million A full reconciliation of adjusted EBITDA guidance to net loss on a forward- looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to income tax expense, depreciation and amortization, interest income, net investment income, and other transactions that we consider to be unique in nature, all of which are adjustments to adjusted EBITDA. We have provided a reconciliation of GAAP to non-GAAP financial measures for the first quarter 2023 in the reconciliation tables at the end of this letter. 13

Non-GAAP financial measures and key operating metrics The non-GAAP financial measures used in this letter to shareholders are adjusted gross profit, Ratio of Adjusted Gross Profit to Gross Earned Premium, and adjusted EBITDA. We define adjusted EBITDA as net loss excluding interest income and expense, income tax expense, depreciation, amortization, stock-based compensation, net investment income, change in fair value of warrants liability, amortization of fair value adjustment on insurance contract intangible liability relating to the Metromile Acquisition, and other non-cash adjustments and other transactions that we consider to be unique in nature. We exclude these items from adjusted EBITDA because we do not consider them to be directly attributable to our underlying operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it gives our management and other customers of our financial information useful insight into our results of operations and our underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently. We define adjusted gross profit as gross profit excluding net investment income, interest income and expense plus fixed costs and overhead associated with our underwriting operations including employee-related costs and professional fees and other, and depreciation and amortization allocated to cost of revenue. After these adjustments, the resulting calculation is inclusive of only those variable costs of revenue incurred on the successful acquisition of business and without the volatility of investment income. We use adjusted gross profit as a key measure of our progress toward profitability and to consistently evaluate the variable contribution to our business from underwriting operations from period to period. 14

We define Ratio of Adjusted Gross Profit to Gross Earned Premium as the ratio of adjusted gross profit to gross earned premium. The Ratio of Adjusted Gross Profit to Gross Earned Premium measures the relationship between the underlying business volume and gross economic benefit generated by our underwriting operations, on the one hand, and our underlying profitability trends, on the other. We rely on this measure, which supplements our gross profit ratio as calculated in accordance with GAAP, because it provides management with insight into our underlying profitability trends over time. The non-GAAP financial measures used in this letter to shareholders have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, adjusted gross profit, and adjusted gross profit margin, ratio of adjusted gross profit to gross earned premium, and adjusted EBITDA should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies. Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future 15 operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this letter to shareholders. This letter to shareholders also includes key performance indicators, including customers, in force premium, premium per customer, annual dollar retention, gross earned premium, gross loss ratio and net loss ratio. We define customers as the number of current policyholders underwritten by us or placed by us with third-party insurance partners (who pay us recurring commissions) as of the period end date. A customer that has more than one policy counts as a single customer for the purposes of this metric. We view customers as an important metric to assess our financial performance because customer growth drives our revenue, expands brand awareness, deepens our market penetration, creates additional upsell and cross-sell opportunities and generates additional data to continue to improve the functioning of our platform. We define in force premium ("IFP") as the aggregate annualized premium for customers as of the period end date. At each period end date, we calculate IFP as the sum of: (i) In force written premium — the annualized premium of in force policies underwritten by us; and (ii) In force placed premium — the annualized premium of in force policies placed with third party insurance companies for which we earn a recurring commission payment. In force placed premium currently reflects approximately 1% of IFP. The annualized value of premiums is a legal and contractual determination made by assessing the contractual terms with our customers. The annualized value of contracts is not determined by reference to historical revenues, deferred revenues or any other GAAP financial measure over any period. IFP is not a forecast of future revenues nor is it a reliable indicator of revenue expected 16 to be earned in any given period. We believe that our calculation of IFP is useful to analysts and investors because it captures the impact of growth in customers and premium per customer at the end of each reported period, without adjusting for known or projected policy updates, cancellations, rescissions and non-renewals. We use IFP because we believe it gives our management useful insight into the total reach of our platform by showing all in force policies underwritten and placed by us. Other companies, including companies in our industry, may calculate IFP differently or not at all, which reduces the usefulness of IFP as a tool for comparison. We define premium per customer as the average annualized premium customers pay for products underwritten by us or placed by us with third- party insurance partners. We calculate premium per customer by dividing IFP by customers. We view premium per customer as an important metric to assess our financial performance because premium per customer reflects the average amount of money our customers spend on our products, which helps drive strategic initiatives. We define annual dollar retention ("ADR"), as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn. To calculate ADR we first aggregate the IFP from all active customers at the beginning of the period and then aggregate the IFP from those same customers at the end of the period. ADR is then equal to the ratio of ending IFP to beginning IFP. We believe that our calculation of ADR is useful to analysts and investors because it captures our ability to retain customers and sell additional products and coverage to them over time. We view ADR as an important metric to measure our ability to provide a delightful end-to-end customer experience, satisfy our customers’ evolving insurance needs and maintain our customers’ trust in our products. Our customers become more valuable to us every year they continue to subscribe to our products. Other companies, including companies in our industry, may calculate ADR differently or not at all, which reduces the usefulness of ADR as a tool for comparison. 17

Gross earned premium is the earned portion of our gross written premium. Gross earned premium includes direct and assumed premium. In December 2022, we began assuming premium related to car insurance policies written in Texas, in connection with our fronting arrangement with a third party carrier in Texas, and this did not impact the key performance indicators prior to fourth quarter of 2022. We use this operating metric as we believe it gives our management and other users of our financial information useful insight into the gross economic benefit generated by our business operations and allows us to evaluate our underwriting performance without regard to changes in our underlying reinsurance structure. Unlike net earned premium, gross earned premium excludes the impact of premiums ceded to reinsurers, and therefore should not be used as a substitute for net earned premium, total revenue, or any other measure presented in accordance with GAAP. We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium. We define net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. 18

Links The information contained on, or that can be accessed through, hyperlinks included herein is deemed not to be incorporated in or part of this shareholder letter. Earnings teleconference information The Company will discuss its first quarter 2023 financial results and business outlook during a teleconference on May 4, 2023, at 8:00 AM ET. The conference call (access code 5819404) can be accessed toll-free at 1-888-210-4149, or at 1-646-960-0145. A live audio webcast of the call will also be available simultaneously at https://investor.lemonade.com Following completion of the call, a recorded replay of the webcast will be available on the investor relations section of Lemonade’s website. Additional investor information can be accessed at https://investor.lemonade.com About Lemonade Lemonade offers renters, homeowners, pet, car, and life insurance. Powered by artificial intelligence and behavioral economics, Lemonade’s full stack insurance carriers in the US, the UK and the EU replace brokers and bureaucracy with bots and machine learning, aiming for zero paperwork and instant everything. A Certified B-Corp, Lemonade gives unused premiums to nonprofits selected by its community, during its annual Giveback. Lemonade is currently available in the United States, the UK, Germany, the Netherlands, and France, and continues to expand globally. For more information, please visit www.lemonade.com, and follow Lemonade on Twitter or Instagram. 19

Media inquiries: press@lemonade.com Investor contact: ir@lemonade.com Forward-looking statement safe harbor This letter to shareholders contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this letter to shareholders that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our anticipated financial performance and upgraded guidance, including our financial outlook for the second quarter of 2023 and full year 2023, our expectations related to the use of AI to provide cost savings and the impact we expect it to have on our financials, the expected updates, timing, and benefits of our contemplated reinsurance upgrades, our anticipated growth, our industry, our industry, business strategy, plans, goals and expectations concerning our market position, future operations and other financial and operating information. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of losses and the fact that we may not achieve or maintain profitability in the future; risks related to our ability to retain and expand our customer base; the risk that the “Lemonade” brand may not become as widely known as incumbents’ brands or the brand may become tarnished; the denial of claims or our failure to accurately and timely pay claims; our ability to attain greater value from each user; the novelty of our business model and its unpredictable efficacy and susceptibility to unintended consequences; risks related to the possibility that we could be forced to modify or eliminate our Giveback; our limited operating history; our ability to manage our growth effectively; risks related to the intense 20 competition in the segments of the insurance industry in which we operate; risks related to the availability of reinsurance at current levels and prices; our exposure to counterparty risks; our ability to maintain our risk-based capital at the required levels; risks related to our ability to expand our product offerings; risks, including regulatory risks, related to the operation, development, and implementation of our proprietary artificial intelligence algorithms and telematics based pricing model; risks related to legislation or legal requirements that may affect how we communicate with customers; risks related to our reliance on artificial intelligence, telematics, mobile technology, and our digital platforms to collect data that we utilize in our business; risks related to our dependence on search engines, social media platforms, digital app stores, content-based online advertising and other online sources to attract consumers to our website and our online app; risks related to our ability to obtain additional capital to the extent required to grow our business, which may not be available on terms acceptable to us or at all; risks related to the loss of personal customer information as a result of security incidents or real or perceived errors, failures or bugs in our systems, website or app; risks related to periodic examinations by our primary state insurance regulators or by insurance regulators in other states in which we are licensed; risks related to our actual or perceived failure to protect customer information and other data, respect customers’ privacy, or comply with data privacy and security laws and regulations; risks related to underwriting risks accurately and charging competitive yet profitable rates to customers; risks related to potentially significant expenses incurred in connection with any new products before generating revenue from such products; risks associated with any costs incurred and other risks as we expand our business in the U.S. and internationally; risks related to our ability to successfully complete the combination of the businesses of Lemonade and Metromile and realize the anticipated benefits of the merger within the anticipated timeframes or cost expectations or at all; risks related to the cyclical nature of the insurance industry; risks related to our ability to comply with extensive insurance industry regulations and additional regulatory requirements specific to other vertical markets that we enter or have entered; risks related to our ability to predict the impacts of severe weather 21 events and catastrophes, including the effects of climate change and global pandemics, on our business and the global economy generally; risks related to increasing scrutiny, actions, and changing expectations on environmental, social, and governance matters; risks related to fluctuations of our results of operations on a quarterly and annual basis; risks related to utilizing customer and third party data in underwriting our policies; risks related to limitations in the analytical models used to assess and predict our exposure to catastrophe losses; risks related to potential losses that could be greater than our loss and loss adjustment expense reserves; risks related to the minimum capital and surplus requirements our insurance subsidiaries are required to have; risks related to assessments and other surcharges from state guaranty funds; risks related to our status and obligations as a public benefit corporation; risks related to significant shareholders and their ability to influence the outcome of important transactions, including a change in control; and risks related to our operations in Israel and the current political, economic, and military environment. These and other important factors are discussed under the caption “Risk Factors” in our Form 10-K filed with the SEC on March 3, 2023 and in our other and subsequent filings with the SEC, which could cause actual results to differ materially from those indicated by the forward-looking statements made in this letter to shareholders. Any such forward-looking statements represent management’s beliefs as of the date of this letter to shareholders. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. 22

Condensed Consolidated Statements of Operations and Comprehensive Loss $ in millions, except per share amounts, unaudited Three Months Ended March 31, 2023 2022 Revenue Net earned premium $ 68.2 $ 27.4 Ceding commission income 17.2 14.0 Net investment income 5.0 0.9 Commission and other income 4.8 2.0 Total revenue 95.2 44.3 Expense Loss and loss adjustment expense, net 63.6 24.4 Other insurance expense 13.6 9.1 Sales and marketing 28.2 38.3 Technology development 21.8 16.9 General and administrative 32.7 28.2 Total expense 159.9 116.9 Loss before income taxes (64.7) (72.6) Income tax expense 1.1 2.2 Net loss $ (65.8) $ (74.8) Other comprehensive loss, net of tax Unrealized gain (loss) on investments in fixed maturities 6.0 (14.3) Foreign currency translation adjustment (0.7) (1.1) Comprehensive loss $ (60.5) $ (90.2) Per share data: Net loss per share attributable to common stockholders—basic and diluted $ (0.95) $ (1.21) Weighted average common shares outstanding—basic and diluted 69,334,103 61,698,568 23

Condensed Consolidated Balance Sheets $ in millions, except per share amounts As of March 31, December 31, 2023 2022 (Unaudited) Assets Investments Fixed maturities available-for-sale, at fair value (amortized cost: $665.7 million and $673.5 million as of March 31, 2023 and December 31, 2022, respectively) $ 648.5 $ 650.3 Short-term investments (cost: $89.5 million and $99.9 million as of March 31, 2023 and December 31, 2022, respectively) 89.4 99.8 Total investments 737.9 750.1 Cash, cash equivalents and restricted cash 254.8 286.5 Premium receivable, net of allowance for credit losses of $2.7 million and $2.7 million as of March 31, 2023 and December 31, 2022, respectively 185.0 179.6 Reinsurance recoverable 153.7 156.8 Prepaid reinsurance premium 159.8 164.5 Deferred acquisition costs 6.9 6.9 Property and equipment, net 19.8 19.6 Intangible assets 29.8 32.5 Goodwill 19.0 19.0 Other assets 74.5 75.2 Total assets $ 1,641.2 $ 1,690.7 Liabilities and Stockholders' Equity Unpaid loss and loss adjustment expense $ 245.2 $ 256.2 Unearned premium 297.8 288.0 Trade payables 1.9 1.1 Funds held for reinsurance treaties 129.1 136.0 Deferred ceding commission 39.5 39.7 Ceded premium payable 20.9 18.4 Other liabilities and accrued expenses 85.0 84.5 Total liabilities 819.4 823.9 Contingencies Stockholders' equity Common stock, $0.00001 par value, 200,000,000 shares authorized; 69,449,348 and 69,275,030 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively — — Additional paid-in capital 1,769.6 1,754.1 Accumulated deficit (925.5) (859.7) Accumulated other comprehensive loss (22.3) (27.6) Total stockholders' equity 821.8 866.8 Total liabilities and stockholders' equity $ 1,641.2 $ 1,690.7 24

Condensed Consolidated Statements of Cash Flows $ in millions, unaudited Three Months Ended March 31, 2023 2022 Cash flows from operating activities: Net loss $ (65.8) $ (74.8) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and amortization 5.1 1.5 Stock-based compensation 15.4 14.1 Amortization of discount on bonds 0.2 2.5 Provision for bad debt 2.3 2.0 Changes in operating assets and liabilities: Premium receivable (7.7) (10.6) Reinsurance recoverable 3.1 (22.7) Prepaid reinsurance premium 4.7 (7.1) Deferred acquisition costs — (0.5) Other assets 0.7 (4.2) Unpaid loss and loss adjustment expense (11.0) 9.7 Unearned premium 9.8 14.7 Trade payables 0.8 1.6 Funds held for reinsurance treaties (6.9) 5.1 Deferred ceding commissions (0.2) 2.3 Ceded premium payable 2.5 16.1 Other liabilities and accrued expenses 0.6 10.8 Net cash used in operating activities (46.4) (39.5) Cash flows from investing activities: Proceeds from short-term investments sold or matured 36.6 44.7 Proceeds from bonds sold or matured 106.9 9.2 Cost of short-term investments acquired (23.2) (17.9) Cost of bonds acquired (102.3) (29.1) Purchases of property and equipment (2.7) (2.8) Net cash provided by investing activities 15.3 4.1 Cash flows from financing activities: Proceeds from stock exercises 0.1 0.6 Net cash provided by financing activities 0.1 0.6 Effect of exchange rate changes on cash, cash equivalents and restricted cash (0.7) (0.8) Net decrease in cash, cash equivalents and restricted cash (31.7) (35.6) Cash, cash equivalents and restricted cash at beginning of period 286.5 270.6 Cash, cash equivalents and restricted cash at end of period $ 254.8 $ 235.0 Supplemental disclosure of cash flow information: Cash paid for income taxes $ 0.2 $ 1.1 25

Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures Adjusted Gross Profit and Adjusted Gross Profit Margin The following table provides a reconciliation of total revenue to adjusted gross profit and the related adjusted gross profit margin for the periods presented: Three Months Ended March 31, 2023 2022 ($ in millions) Total revenue $ 95.2 $ 44.3 Adjustments: Loss and loss adjustment expense, net $ (63.6) $ (24.4) Other insurance expense (13.6) (9.1) Depreciation and amortization (1.5) (0.6) Gross profit $ 16.5 $ 10.2 Gross profit margin (% of total revenue) 17% 23% Adjustments: Net investment income $ (5.0) $ (0.9) Interest income (0.7) — Employee-related expense 3.8 3.9 Professional fees and other 4.5 2.5 Depreciation and amortization 1.5 0.6 Adjusted gross profit $ 20.6 $ 16.3 Adjusted gross profit margin (% of total revenue) 22% 37% 26

Ratio of Adjusted Gross Profit to Gross Earned Premium The following table sets forth our calculation of the Ratio of Adjusted Gross Profit to Gross Earned Premium for the periods presented: Three Months Ended March 31, 2023 2022 ($ in millions) Numerator: Adjusted gross profit $ 20.6 $ 16.3 Denominator: Gross earned premium $ 154.2 $ 96.0 Ratio of Adjusted Gross Profit to Gross Earned Premium 13% 17% Adjusted EBITDA The following table provides a reconciliation of adjusted EBITDA to net loss for the periods presented: Three Months Ended March 31, 2023 2022 ($ in millions) Net loss $ (65.8) $ (74.8) Adjustments: Income tax expense $ 1.1 $ 2.2 Depreciation and amortization 5.2 1.5 Stock-based compensation 15.4 14.1 Transaction and integration costs from Metromile acquisition — 0.5 Interest (income) expense, net (0.7) — Net investment income (5.0) (0.9) Change in fair value of warrants liability (0.3) — Amortization of fair value adjustment on insurance contract intangible liability relating to the Metromile acquisition (0.7) — Adjusted EBITDA $ (50.8) $ (57.4) 27

Supplemental Financial Information $ in millions, unaudited Stock-based compensation Three Months Ended March 31, 2023 2022 Loss and loss adjustment expense, net $ 0.7 $ 0.6 Other insurance expense 0.5 0.3 Sales and marketing 1.2 1.5 Technology development 6.7 5.4 General and administrative 6.3 6.3 Total stock-based compensation expense $ 15.4 $ 14.1 Written and Earned Premium Three Months Ended March 31, 2023 2022 Change % Change ($ in millions) Gross written premium $ 164.0 $ 110.6 $ 53.4 48% Ceded written premium (81.3) (75.6) (5.7) 8% Net written premium $ 82.7 $ 35.0 $ 47.7 136% Three Months Ended March 31, 2023 2022 Change % Change ($ in millions) Gross earned premium $ 154.2 $ 96.0 $ 58.2 61% Ceded earned premium (86.0) (68.6) (17.4) 25% Net earned premium $ 68.2 $ 27.4 $ 40.8 149% 28

Historical Operating Metrics

$ in millions except Premium per customer

	Mar. 31, 2021	Jun. 30, 2021	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022	Jun. 30, 2022	Sept. 30, 2022	Dec. 31, 2022	Mar. 31 2023
Customers (end of period)	1,096,618	1,206,172	1,363,754	1,427,481	1,504,197	1,579,936	1,775,824	1,807,548	1,856,012
In force premium (end of period)	$ 251.7	$ 296.8	$ 346.7	$ 380.1	$ 419.0	$ 457.6	$ 609.2	$ 625.1	$ 653.3
Premium per customer (end of period)	$ 229	$ 246	$ 254	$ 266	$ 279	$ 290	$ 343	$ 346	$ 352
Annual dollar retention (end of period)	81%	82%	82%	82%	82%	83%	84%	86%	87%
Total revenue	$ 23.5	$ 28.2	$ 35.7	$ 41.0	$ 44.3	$ 50.0	$ 74.0	$ 88.4	$ 95.2
Gross earned premium	$ 56.2	$ 66.9	$ 79.6	$ 89.3	$ 96.0	$ 106.8	$ 136.4	$ 151.3	$ 154.2
Gross profit	$ 1.9	$ 9.8	$ 11.7	$ 7.8	$ 10.2	$ 11.3	$ 8.1	$ 12.7	$ 16.5
Adjusted gross profit	$ 5.0	$ 12.8	$ 15.2	$ 12.6	$ 16.3	$ 17.5	$ 13.2	$ 17.9	$ 20.6
Net loss	$ (49.0)	$ (55.6)	$ (66.4)	$ (70.3)	$ (74.8)	$ (67.9)	$ (91.4)	$ (63.7)	$ (65.8)
Adjusted EBITDA	$ (41.3)	$ (40.4)	$ (51.3)	$ (51.2)	$ (57.4)	$ (50.3)	$ (65.7)	$ (51.7)	$ (50.8)
Gross profit margin	8%	35%	33%	19%	23%	23%	11%	14%	17%
Adjusted gross profit margin	21%	45%	43%	31%	37%	35%	18%	20%	22%
Ratio of Adjusted Gross Profit to Gross Earned Premium	9%	19%	19%	14%	17%	16%	10%	12%	13%
Gross loss ratio	121%	74%	77%	96%	90%	86%	94%	89%	87%
Net loss ratio	120%	80%	81%	98%	89%	90%	105%	97%	93%

29

Appendix to the Q1 2023 Shareholder Letter

Customers (in ‘000s) In Force Premium ($s in m) 23% 37% YoY growth 56%66% 1,097 1,504 1,856 Q1 21 Q1 22 Q1 23 $251.7 $419.0 $653.3 Q1 21 Q1 22 Q1 23 $229 $279 $352 Q1 21 Q1 22 Q1 23 Premium Per Customer 26% 22% * = Appendix p.2

Gross Earned Premium (“GEP”) ($s in m) Revenue ($s in m) $23.5 $44.3 $95.2 Q1 21 Q1 22 Q1 23 115%89%YoY growth $56.2 $96.0 $154.2 Q1 21 Q1 22 Q1 23 61% 71% Appendix p.3

Loss Ratio Gross Loss Ratio (1) Net Loss Ratio (1) (1) We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium, and net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. Appendix p.4 72% 67% 72% 73% 121% 74% 77% 96% 90% 86% 94% 89% 87% 72% 70% 65% 76% 120% 80% 81% 98% 89% 90% 105% 97% 93% Q1 20 Q2 20 Q3 20 Q4 20 Q1 21 Q2 21 Q3 21 Q4 21 Q1 22 Q2 22 Q3 22 Q4 22 Q1 23

Gross Profit ($s in m) Gross Profit Margin 62%437% 8% 23% 17% Q1 21 Q1 22 Q1 23 YoY growth Appendix p.5 $1.9 $10.2 $16.5 Q1 21 Q1 22 Q1 23

Adj. Gross Profit (1) ($s in m) Ratio of Adj. Gross Profit to GEP $5.0 $16.3 $20.6 Q1 21 Q1 22 Q1 23 26%226% (1) This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to GAAP" and "Non-GAAP financial measures and key operating metrics". 9% 17% 13% Q1 21 Q1 22 Q1 23 YoY growth Appendix p.6

(29.1) (38.3) (28.2) ($55.1) ($92.5) ($96.3) (110.0) (90.0) (70.0) (50.0) (30.0) (10.0) Q1 21 Q1 22 Q1 23 Other insurance expense Sales and marketing Technology development General and administrative Operating Expenses (1) ($s in m) (1) Represents total expense less loss and loss adjustment expense, net Appendix p.7

Net Loss ($s in m) Adj. EBITDA (1) ($s in m) 11%(39%) Better / (Worse) 12% (53%) (1) This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to GAAP" and "Non-GAAP financial measures and key operating metrics". Appendix p.8 ($49.0) ($74.8) ($65.8) Q1 21 Q1 22 Q1 23 ($41.3) ($57.4) ($50.8) Q1 21 Q1 22 Q1 23

Guidance

	Q2 2023		Full Year 2023	
	Low	High	Low	High
In Force Premium (as of end of period)	$665	$668	$700	$705
Gross Earned Premium	$156	$158	$645	$650
Revenue	$96	$98	$392	$396
Adj. EBITDA (1)	($58)	($55)	($205)	($200)

(1) Adj. EBITDA is a non-GAAP metric. A full reconciliation of Adj. EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to excluding interest income and expense, income tax expense, depreciation, amortization, stock-based compensation, net investment income, change in fair value of warrants liability, amortization of fair value adjustment on insurance contract intangible liability relating to the Metromile Acquisition, and other non-cash adjustments and other transactions that we consider to be unique in nature. We estimate that stock-based compensation for the second quarter and full year 2023 is approximately $15m and $60m, respectively.

Appendix p.9